Exhibit 99.1

FOR IMMEDIATE RELEASE

BIO-RAD REPORTS THIRD-QUARTER 2008 SALES INCREASE OF 30%

HERCULES, CA – November 6, 2008 – Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the third quarter ended September 30, 2008.

Third-quarter revenues were $441.8 million in 2008, up 30.1% compared to $339.7 million reported for the same period in 2007. This increase was due to organic growth across product areas in both the Life Science and Clinical Diagnostics segments as well as the addition of the products of DiaMed Holding AG acquired in the fourth quarter of 2007, which resulted in additional revenue of $63.5 million included in the third-quarter results. Excluding the revenue from the DiaMed products, third-quarter revenues were up 11.4%, or 5.6% on a currency-neutral basis, compared to the same quarter last year.

Net income for the third quarter in 2008 was $27.8 million, or $1.01 per share on a fully diluted basis, compared to $28.0 million, or $1.03 per share reported for the same period in 2007. Reflected in operating income is $7.7 million of amortization of intangibles and purchase accounting adjustments associated with the DiaMed acquisition. Third-quarter gross margin was 54.4% compared to 55.4% in the third quarter last year. Of the previously mentioned DiaMed adjustments, $5.7 million was recorded in cost of goods sold.

Year-to-date revenues grew by 31.5% compared to the first three quarters in 2007 to $1.316 billion. On a currency neutral basis, growth was 24.5%. Excluding the additional revenue resulting from the DiaMed acquisition, year-to-date revenue for 2008 grew by 12.5% to $1.127 billion or 5.6% on a currency-neutral basis. Year-to-date earnings per share for 2008 were $3.63 per share, or $3.55 per share on a fully diluted basis, and $3.03 and $2.96, respectively, for the same period of 2007.

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Bio-Rad Reports Third-Quarter 2008 Sales Increase of 30%

“We are encouraged by financial results of the third quarter, which reflect strength in many of our product areas despite a continuing soft capital equipment market,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “As we move into the end of the fiscal year we will carefully monitor our global business for signs of economic pressure.”

Life Science

Life Science segment net sales for the quarter were $156.9 million, up 9.7% compared to the same period last year. On a currency-neutral basis, segment sales increased by 4.4%. Contributing to these results were strong sales of electrophoresis, chromatography, and gel imaging products as well as Bio-Plex® suspension array system reagents. Customer acceptance of Bio-Rad’s next generation PCR instruments, the 1000-series thermal cycling and CFX Real Time platforms, continued to gain momentum during the third quarter. Capital instrument sales for the segment were down slightly in the quarter as a result of reduced spending by both academic and bio-pharmaceutical customers. Sales results in this segment were also somewhat tempered by continued erosion of BSE (bovine spongiform encephalopathy) testing revenue.

Clinical Diagnostics

The Clinical Diagnostics segment reported net sales of $281.4 million for the quarter, up 45.6% compared to the third quarter last year, or 39.4% on a currency neutral basis.   Excluding revenue from the DiaMed acquisition, net sales were up 12.7% or 6.5%, on a currency neutral basis. These gains were the result of strong sales across a number of product lines, in particular, quality control, autoimmune, diabetes, and blood virus testing products. In September, Bio-Rad launched the BioPlex® 2200 Syphilis IgM kit in Europe. The new test detects IgM class antibodies to a bacterium that causes syphilis.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) November 6, 2008. Interested parties can access the call by dialing 866-383-7989 (in the U.S.), or 617-597-5328 (international), access number 50351132. The live webcast can be accessed at http://www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.), or 617-801-6888 (international), access number 66463159, for seven days following the call and the webcast can be accessed at http://www.bio-rad.com for 30 days.

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Bio-Rad Reports Third-Quarter 2008 Sales Increase of 30%

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The Company employs over 6,300 people globally and had revenues approaching $1.5 billion in 2007. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$ 441,842	$ 339,742	$ 1,316,400	$ 1,001,364
Cost of goods sold	201,300	151,385	600,554	443,635
Gross profit	240,542	188,357	715,846	557,729

Selling, general and administrative expense	150,518	117,687	436,807	344,988
Product research and development expense	38,830	33,145	118,398	100,680
Income from operations	51,194	37,525	160,641	112,061

Interest expense	8,180	7,847	24,128	23,583
Foreign exchange (gains) losses	91	257	2,396	(413)
Other (income) expense, net	(523)	(5,687)	(4,667)	(19,368)
Income before taxes and minority interests	43,446	35,108	138,784	108,259

Provision for income taxes	(12,557)	(7,137)	(34,012)	(27,620)
Minority interests in earnings of
consolidated subsidiaries	(3,056)	--	(7,046)	--
Net income	$ 27,833	$ 27,971	$ 97,726	$ 80,639

Basic earnings per share:
Net income	$ 1.03	$ 1.05	$ 3.63	$ 3.03
Weighted average common shares	27,029	26,715	26,953	26,651

Diluted earnings per share:
Net income	$ 1.01	$ 1.03	$ 3.55	$ 2.96
Weighted average common shares	27,605	27,270	27,517	27,197

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$ 193,627	$ 161,764
Short-term investments	40,685	61,977
Accounts receivable, net	348,253	358,076
Inventories, net	383,266	321,015
Other current assets	117,615	126,142
Total current assets	1,083,446	1,028,974

Net property, plant and equipment	293,128	271,561
Goodwill	325,641	328,439
Purchased intangibles, net	199,769	210,304
Other assets	112,961	132,316
Total assets	$ 2,014,945	$ 1,971,594

Current liabilities:
Notes payable and current maturities of long-term debt	$ 11,886	$ 15,627
Accounts payable	100,626	96,470
Accrued payroll and employee benefits	107,502	121,255
Sales, income and other taxes payable	32,985	27,905
Other current liabilities	132,815	152,911
Total current liabilities	385,814	414,168

Long-term debt, net of current maturities	446,378	441,805
Other long-term liabilities	96,934	109,497
Minority interests	35,584	34,434
Stockholders’ equity	1,050,235	971,690
Total liabilities, minority interests and stockholders’ equity	$ 2,014,945	$ 1,971,594

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Cash received from customers	$ 1,318,003	$ 1,007,292
Cash paid to suppliers and employees	(1,152,538)	(880,104)
Interest paid	(24,141)	(24,008)
Income tax payments	(31,053)	(32,720)
Litigation settlement	(3,344)	(3,147)
Other operating activities	6,103	21,116
Net cash provided by operating activities	113,030	88,429

Cash flows from investing activities:
Payments for acquisitions and long-term investments	(18,069)	(2,496)
Other investing activities	(63,799)	142,554
Net cash provided by (used in) investing activities	(81,868)	140,058

Cash flows from financing activities:
Payments on long-term debt	(9,349)	(488)
Other financing activities	13,758	13,078
Net cash provided by financing activities	4,409	12,590

Effect of exchange rate changes on cash	(3,708)	8,108

Net increase in cash and cash equivalents	31,863	249,185
Cash and cash equivalents at beginning of the period	161,764	223,607
Cash and cash equivalents at end of period	$ 193,627	$ 472,792

Reconciliation of net income to net cash provided by operating activities:

Net income	$ 97,726	$ 80,639
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,322	43,406
Changes in working capital	(67,670)	(43,570)
Litigation settlement	(3,344)	(3,147)
Other	11,996	11,101
Net cash provided by operating activities	$ 113,030	$ 88,429